EXHIBIT 10.11

SECOND AMENDMENT
TO THE
PEOPLESBANK, A CODORUS VALLEY COMPANY
SALARY CONTINUATION AGREEMENT
DATED OCTOBER 1, 1998
AND AMENDED DECEMBER 27, 2005
FOR

          THIS SECOND AMENDMENT is adopted this 23rd day of December, 2008, and is effective January 1, 2009, by and between PeoplesBank, A Codorus Valley Company, a Pennsylvania banking institution located in York, Pennsylvania (the “Bank”) and a wholly owned subsidiary of Codorus Valley Bancorp, Inc. (the “Corporation”) and _______________ (the “Executive”).

          The Bank and the Executive executed the Salary Continuation Agreement effective October 1, 1998, and executed a First Amendment on December 27, 2005 (the “Agreement”).

          The undersigned hereby amend the Agreement for the purpose of revising the Normal Retirement Benefit, removing the Discount Rate, and updating for consistency between documents. Therefore, the following changes shall be made:

          Section 1.1.9 of the Agreement shall be deleted in its entirety and replaced with the following:

1.1.9	“Plan Year” means the twelve month period beginning on January 1 and ending on December 31.

          Section 1.1.11 of the Agreement shall be deleted in its entirety and replaced with the following:

1.1.11

“Termination of Employment” means termination of the Executive’s employment with the Bank for reasons other than death, Change in Control or Disability. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

          Section 2.1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

2.1.1

Amount of Benefit. The annual benefit under this Section 2.1 is $______________. For the first five (5) year period after Normal Retirement Age but prior to Termination of Employment, the Bank shall increase the annual Normal Retirement Benefit by .3274%, compounded monthly, for each complete month prior to Termination of Employment.

          Section 2.1.3 of the Agreement shall be deleted in its entirety.

          Sections 2.2.1 and 2.2.2 of the Agreement shall be deleted in their entirety and replaced with the following:

2.2.1

Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth on Schedule A. For any Separation from Service which occurs other than at the end of the Plan Year, the benefit shall be pro rated to take into account the Executive’s service during such partial Plan Year by dividing the difference in the balance at the end of the current Plan Year and the balance at the end of the preceding Plan Year into twelve (12) and multiplying this amount by the number of completed months since the last complete Plan Year. This amount will be added to the Annual Benefit amount at the end of the preceding Plan Year on Schedule A.

2.2.2

Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day each month commencing with the month following Normal Retirement Age and continuing for __________ additional months.

          Section 2.2.3 of the Agreement shall be deleted in its entirety.

          Sections 2.3, 2.3.1 and 2.3.2 of the Agreement shall be deleted in their entirety and replaced with the following:

2.3

Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1

Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit set forth on Schedule A. For any Disability which occurs other than at the end of the Plan Year, the benefit shall be pro rated to take into account the Executive’s service during such partial Plan Year by dividing the difference in the balance at the end of the current Plan Year and the balance at the end of the preceding Plan Year into twelve (12) and multiplying this amount by the number of completed months since the last complete Plan Year. This amount will be added to the Annual Benefit amount at the end of the preceding Plan Year on Schedule A.

2.3.2

Payment of Benefit. The Bank shall pay the annual benefit amount to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Disability and continuing for _____ additional months.

          Section 2.3.3 of the Agreement shall be deleted in its entirety.

          Section 2.4.2 of the Agreement shall be deleted in its entirety and replaced with the following:

2.4.2

Payment of Benefit. The Bank shall pay the annual benefit amount to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Age and continuing for _______ additional months.

          Section 2.4.3 of the Agreement shall be deleted in its entirety.

          The following Sections 2.6 and 2.7shall be added to the Agreement immediately following Section 2.5:

2.6

Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code Section 409A. Any such distribution will decrease the Executive’s benefits distributable under this Agreement.

2.7

Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	must, for benefits distributable under Sections 2.2 and 2.4 be made at least twelve (12) months prior to the first scheduled distribution;

(c)

must, for benefits distributable under Sections 2.1, 2.2 and 2.4 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.

          Section 8.8 of the Agreement shall be deleted in its entirety.

          IN WITNESS OF THE ABOVE, the Executive and the Bank hereby consent to this Second Amendment.

Executive:	PeoplesBank, A Codorus Valley Company

By

Title
Chairman